FOR IMMEDIATE RELEASE

CNA Announces Scott Lindquist as EVP & Chief Financial Officer
Company also announces appointment of Amy Smith as Chief Accounting Officer

CHICAGO, December 2, 2021 – CNA today announced the appointment of Scott Lindquist as Executive Vice President and Chief Financial Officer. Scott will join CNA on January 10, 2022 and will assume the duties of Chief Financial Officer following the filing of the company’s 2021 annual report on Form 10-K. Scott will succeed Larry Haefner, who has served as Interim Chief Financial Officer since September 2021. He will report to Dino E. Robusto, Chairman and Chief Executive Officer at CNA. Scott and Larry will work together through the first quarter of 2022 to ensure a seamless transition.

“Scott brings three decades of finance and leadership experience to this role,” Robusto said. “In addition, he has a proven track record as a Chief Financial Officer of driving strategy, execution and disciplined governance with his deep knowledge of the P&C industry.”

Scott most recently served as the Chief Financial Officer at Farmers Group, Inc., where he was responsible for planning, controllership, capital management, treasury, tax, actuarial, reinsurance, M&A and investments. Prior to Farmers, Scott served as Vice President and Chief Accounting Officer at Genworth Financial and Senior Vice President and Chief Accounting Officer at The Phoenix Companies, Inc.

Scott earned a bachelor’s degree in Accounting from Pennsylvania State University and a master’s degree in Business Administration from the University of Connecticut. He has served on multiple boards, including as the Past Chairman of the Board for Farmers Insurance Federal Credit Union.

Additionally, CNA has announced the appointment of Amy Smith as the company’s Chief Accounting Officer. She previously served as the company’s Senior Vice President and Corporate Controller. She will report to Scott Lindquist.

About CNA
CNA is one of the largest U.S. commercial property and casualty insurance companies. Backed by more than 120 years of experience, CNA provides a broad range of standard and specialized insurance products and services for businesses and professionals in the U.S., Canada and Europe.

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Media Contact
Chris Stroisch
chris.stroisch@cna.com
309-660-6001
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